Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-32777) of Arch Coal, Inc. of our report dated June 27, 2011 with respect to the financial statements and supplemental schedule of the Arch Coal, Inc. Employee Thrift Plan included in this Annual Report on Form 11-K for the year ended December 31, 2010.
/s/ Rubin Brown LLP
St. Louis, Missouri
June 27, 2011